___________________________________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2015

FUELSTREAM, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-14477	87-0561426
(State of Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

11650 South State Street, Suite 240 Draper, Utah		84020
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (801) 816-2510

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement

On April 20, 2015, Fuelstream, Inc. (the “Company”) announced that it had entered into that certain Revolving Senior Secured Participating Line of Credit Agreement and exhibits thereto (collectively, the “Credit Facility”) with NuVenture Fund I, LLC (“NuVenture”), in respect of a revolving credit line in the principal amount of $2,000,000 (the “Revolving Note”). The Revolving Note matures (a) one (1) year from the date of the Credit Facility unless extended by the NuVenture, in its sole and absolute discretion, for two additional periods of up to one (1) year each, or (b) at the sole discretion of NuVenture, upon the occurrence of an Event of Default, as defined in the Revolving Note, that remains uncured for fifteen (15) days. The Revolving Note bears interest at the rate of 24% per annum and, in the alternative, entitles NuVenture to receive a fee equal to 3.5% of any advance made under the Revolving Note. The Credit Facility contains representations, warranties, conditions, restrictions, and covenants of the Company that are customary in such transactions with similar companies.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described in Item 1.01 above, On April 20, 2015, the Company announced that it had entered into the Credit Facility with NuVenture, in respect of the Revolving Note. The Revolving Note matures (a) one (1) year from the date of the Credit Facility unless extended by the NuVenture, in its sole and absolute discretion, for two additional periods of up to one (1) year each, or (b) at the sole discretion of NuVenture, upon the occurrence of an Event of Default, as defined in the Revolving Note, that remains uncured for fifteen (15) days. The Revolving Note bears interest at the rate of 24% per annum and, in the alternative, entitles NuVenture to receive a fee equal to 3.5% of any advance made under the Revolving Note. The Credit Facility contains representations, warranties, conditions, restrictions, and covenants of the Company that are customary in such transactions with similar companies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fuelstream, Inc.

Date: April 21, 2014	By: /s/ John Thomas
John Thomas
Chief Executive Officer